Press Release

Hythiam Contact:	Investment Community:	Media Relations:
Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Paul Henning Cameron Associates (212) 554-5462 alechman@chasepr.com	Angelyn Lechman Chase Communications 619-223-0961 paul@cameronassoc.com

ANDREA BARTHWELL, M.D., APPOINTED TO HYTHIAM BOARD OF DIRECTORS

Bush Aide Brings Experience from the White House Drug Policy Office

LOS ANGELES— September 8, 2005 Hythiam, Inc. (NASDAQ: HYTM), a healthcare services management company that delivers to treatment providers proprietary administrative services and physiological protocols designed to treat substance dependence, today announced The Honorable Andrea Grubb Barthwell, former Deputy Director for Demand Reduction of the White House Office of National Drug Control Policy (ONDCP), has joined Hythiam’s Board of Directors. Dr. Barthwell has also served as President of the American Society of Addiction Medicine (ASAM), the nation’s medical specialty society dedicated to educating physicians and improving the treatment of individuals suffering from alcoholism and other addictions.

“The Prometa™ protocol developed by Hythiam has the potential to change how we view recovery from addiction and accomplish what we in medicine have sought for some time now, a medical approach for this problem that will put the physician back in the equation- on the side of the patient and recovery,” Barthwell stated.

“I am impressed at this protocol’s potential to put the patient back in the race for life and recovery. In addiction treatment medications work best on a platform of behavioral and talk therapy. This protocol, appropriately inserted in the patient’s care, has the potential to supplement behavioral and talk therapy at induction, during active care and in recovery maintenance,” she continued.

Prior to joining ONDCP, Barthwell served as President of ASAM, as President of the Encounter Medical Group in Oak Park, Illinois and as President and Executive Vice President of two major drug treatment providers in Chicago. Prior to her recent government service on President Bush’s sub-cabinet she served on the National Advisory Councils of the National Institute on Drug Abuse (NIDA), on the Center for Substance Abuse Treatment and on the Drug Abuse Advisory Committee of the Food and Drug Administration (FDA).

Dr. Barthwell received her Bachelor of Arts in Psychology from Wesleyan University in Connecticut and her Doctor of Medicine from University of Michigan Medical School. She did post-graduate training at University of Chicago and Northwestern University Medical Center.

“Dr. Barthwell’s experience with the devastating impact drug abuse inflicts on our communities, in conjunction with her combined social and scientific understanding of addiction, provides us with a tremendous resource. Her track record of seeking innovative approaches and leading-edge prevention and care reflect the very core of Hythiam’s mission to provide a treatment for drug and alcohol addictions,” said Terren S. Peizer, Hythiam’s Chairman and CEO, “Dr. Barthwell’s immediate responsibility will be assisting us in the implementation of our drug court and Medicaid strategy. We are honored to have her join our team.”

About the Prometa™Treatment Protocols
Hythiam’s Prometa™ treatment protocols are designed for use by healthcare providers to treat those diagnosed with dependencies to alcohol, cocaine, methamphetamine and other addictive stimulants, as well as combinations of these drugs. The Prometa treatment protocols include medically supervised procedures designed to target receptor sites in the brain that regulate neurotransmitters implicated in brain processes of substance dependency. Changes in the brain’s neurochemistry underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The Prometa treatment protocols also provide for a maintenance program that includes medications and incentives for patients to continue with the recovery process through individualized continuing care programs. As a result, the Prometa treatment protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Hythiam, Inc.
Hythiam® is a healthcare services management company, focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological treatment protocols for substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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